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                                    FORM 11-K

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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         [X]          ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                      SAVINGS AND SIMILAR PLANS PURSUANT TO
                      SECTION 15(d) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934

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                     FOR THE FISCAL YEAR ENDED MAY 31, 2001

                        COMMISSION FILE NUMBER:     1-14659
                                               --------------

                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)

          Delaware                                                       51-0328154
         ---------------------------                                   -----------------
         (State or other                                               (I.R.S. Employer
         jurisdiction of                                               Identification
         incorporation                                                      Number)
         or organization)



                               RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
                            -------------------------
                    (Address of Principal Executive Offices)



                        2000 Employee Stock Purchase Plan
                        ---------------------------------

                              (Full title of plan)


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1.       The 2000 Employee Stock Purchase Plan affords staff members the opportunity to acquire shares of Wilmington Trust Corporation's stock.

2.       a.       The written consent of accountants with respect to the
                  financial statements for the 2000 Employee Stock Purchase Plan is attached hereto as Exhibit 99.1.

         b. The financial statements required to be filed for the 2000 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.




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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 2000 Employee Stock Purchase Plan, have signed this Form 11-K as of August 26, 2001.




                                    /s/ William J. Farrell, II          (SEAL)
                                    ------------------------------------
                                    William J. Farrell, II,
                                    Chairman


                                    /s/ Howard K. Cohen                 (SEAL)
                                    ------------------------------------
                                    Howard K. Cohen



                                    /s/ Catharine Z. Ford               (SEAL)
                                    ------------------------------------
                                    Catharine Z. Ford



                                    /s/ Gerald F. Sopp                  (SEAL)
                                    ------------------------------------
                                    Gerald F. Sopp







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                                  EXHIBIT INDEX

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
Exhibit Number                                    Exhibit                                       Page Number
--------------                                    -------                                       -----------
          99.1                          Consent of independent auditors                             4



          99.2                          Financial statements                                        6
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